AMENDMENT NUMBER ONE
to the

POOLING AND SERVICING AGREEMENT

BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2006-HE3,

Dated as of March 1, 2006

among

BEAR STEARNS ASSET BACKED SECURITIES I LLC,
as Depositor

EMC MORTGAGE CORPORATION,

Sponsor and Company,

LASALLE BANK NATIONAL ASSOCIATION,

Master Servicer and Securities Administrator,

and

CITIBANK, N.A.

TRUSTEE

This AMENDMENT NUMBER ONE is made and entered into this 20th day of June, 2006, by and among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as sponsor (in such capacity, a “Sponsor”) and as company (in such capacity, the “Company”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and CITIBANK, N.A., a national banking association, as trustee (the “Trustee”), in connection with the Pooling and Servicing Agreement, dated as of March 1, 2006, among the above mentioned parties (the “Agreement”), and the issuance of Asset-Backed Certificates, Series 2006-HE3. This amendment is made pursuant to Section 12.01 of the Agreement.

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. The first two paragraphs of Section 11.01 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following:

Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Master Servicer, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the exercise of the Majority Class CE Certificateholder (or its designee) or EMC, as applicable, of its right to repurchase all of the Mortgage Loans (and REO Properties) remaining in the Trust Fund at a price (the “Mortgage Loan Purchase Price”) equal to the sum of (i) 100% of the Stated Principal Balance of each Mortgage Loan (other than in respect of REO Property), (ii) accrued interest thereon at the applicable Mortgage Rate to, but not including, the first day of the month of such purchase, (iii) the appraised value of any REO Property in the Trust Fund (up to the Stated Principal Balance of the related Mortgage Loan), such appraisal to be conducted by an appraiser mutually agreed upon by the related servicer and the Trustee, and (iv) unreimbursed out-of pocket costs of the Company, the Servicers or the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Advances, made on the Mortgage Loans prior to the exercise of such repurchase right, (v) any unreimbursed costs and expenses of the Trustee and the Securities Administrator payable pursuant to Section 10.05, (vi) any Swap Termination Payment (which shall include any Net Swap Payment payable to the Trust Fund) payable to the Swap Provider which remains unpaid or which is due to the exercise of such option (the “Swap Optional Termination Payment”) and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement, as applicable. In no event shall the trusts created hereby continue beyond the earlier of (i) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof and (ii) the Latest Possible Maturity Date.
The right to repurchase all Mortgage Loans and REO Properties by the Majority Class CE Certificateholder pursuant to clause (a) in the preceding paragraph shall be conditioned upon the Stated Principal Balance of all of the Mortgage Loans in the Trust Fund, at the time of any such repurchase, aggregating 10% or less of the aggregate Cut-off Date Principal Balance of all of the Mortgage Loans. If the Majority Class CE Certificateholder does not exercise this option, EMC has the right to repurchase all Mortgage Loans and REO Properties pursuant to clause (a) in the preceding paragraph, conditioned upon the Stated Principal Balance of all of the Mortgage Loans in the Trust Fund, at the time of any such repurchase, aggregating 5% or less of the aggregate Cut-off Date Principal Balance of all of the Mortgage Loans.

3. The definition of Principal Funds in Section 1.01 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following:

Principal Funds: With respect to any Distribution Date, (i) the sum, without duplication, of (a) all scheduled principal collected during the related Due Period, (b) all Advances relating to principal made on or before the Distribution Account Deposit Date, (c) Principal Prepayments exclusive of prepayment charges or penalties collected during the related Prepayment Period, (d) the Stated Principal Balance of each Mortgage Loan that was repurchased by EMC on its own behalf as a Seller and on behalf of Master Funding) pursuant to Sections 2.02 and 2.03 and by the Master Servicer pursuant to Section 3.05, (e) the aggregate of all Substitution Adjustment Amounts for the related Determination Date in connection with the substitution of Mortgage Loans pursuant to Section 2.03(c), (f) all Liquidation Proceeds and Subsequent Recoveries collected during the related Prepayment Period (to the extent such Liquidation Proceeds and Subsequent Recoveries relate to principal), in each case to the extent remitted by the Master Servicer to the Distribution Account pursuant to this Agreement and (g) amounts in respect of principal paid by the Majority Class CE Certificateholder or EMC, as applicable, pursuant to Section 11.01, minus (ii) all amounts required to be reimbursed pursuant to Sections 5.02 and 5.10 or as otherwise set forth in this Agreement and (iii) any Net Swap Payments or Swap Termination Payments (not due to a Swap Provider Trigger Event and to the extent not paid by the Derivative Administrator from any upfront payment received pursuant to any replacement interest rate swap agreement that may be entered into by the Supplemental Interest Trust Trustee) owed to the Derivative Administrator for payment to the Swap Provider for such Distribution Date and any such payments remaining unpaid for any prior Distribution Dates to the extent not paid from Interest Funds.

4. The first paragraph of Section 11.02 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following:

If on any Determination Date, (i) the Master Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Master Servicer Collection Account, the Master Servicer shall direct the Securities Administrator to send a final distribution notice promptly to each Certificateholder or (ii) the Securities Administrator determines that a Class of Certificates shall be retired after a final distribution on such Class, the Securities Administrator shall notify the Certificateholders within five (5) Business Days after such Determination Date that the final distribution in retirement of such Class of Certificates is scheduled to be made on the immediately following Distribution Date. Any final distribution made pursuant to the immediately preceding sentence will be made only upon presentation and surrender of the related Certificates at the Corporate Trust Office of the Securities Administrator. If the Majority Class CE Certificateholder or EMC, as applicable, elects to terminate the Trust Fund pursuant to Section 11.01, at least 20 days prior to the date notice is to be mailed to the Certificateholders, the Majority Class CE Certificateholder or EMC, as applicable, shall notify the Depositor, the Securities Administrator and the Trustee of the date the Majority Class CE Certificateholder or EMC, as applicable, intends to terminate the Trust Fund. The Master Servicer shall remit the Mortgage Loan Purchase Price to the Securities Administrator on the Business Day prior to the Distribution Date for such Optional Termination by the Majority Class CE Certificateholder or EMC, as applicable.

5. Section 11.03 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following:

(a)  Upon exercise by the Majority Class CE Certificateholder or EMC, as applicable, of its purchase option as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee and the Securities Administrator have been supplied with an Opinion of Counsel addressed to the Trustee and the Securities Administrator at the expense of the Majority Class CE Certificateholder or EMC, as applicable, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on “prohibited transactions” of a REMIC, or (ii) cause a REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(1)  The Majority Class CE Certificateholder or EMC, as applicable, shall establish a 90-day liquidation period and notify the Securities Administrator thereof, and the Securities Administrator shall in turn specify the first day of such period in a statement attached to the tax return for each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI pursuant to Treasury Regulation Section 1.860F-1. The Majority Class CE Certificateholder or EMC, as applicable, shall satisfy all the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel addressed to the Securities Administrator and the Trustee obtained at the expense of the Majority Class CE Certificateholder or EMC, as applicable;

(2)  During such 90-day liquidation period, and at or prior to the time of making the final payment on the Certificates, the Securities Administrator on behalf of the Trustee, shall sell all of the assets of REMIC I for cash; and

(3)  At the time of the making of the final payment on the Certificates, the Securities Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(b)  By their acceptance of the Certificates, the Holders thereof hereby authorize the adoption of a 90-day liquidation period and the adoption of a plan of complete liquidation for REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI, which authorization shall be binding upon all successor Certificateholders.

(c)  The Securities Administrator as agent for each REMIC hereby agrees to adopt and sign such a plan of complete liquidation meeting the requirements for a qualified liquidation under Section 860F of the Code and any regulations thereunder upon the written request of the Majority Class CE Certificateholder or EMC, as applicable, and the receipt of the Opinion of Counsel referred to in Section 11.03(a)(1) and to take such other action in connection therewith as may be reasonably requested by the Majority Class CE Certificateholder or EMC, as applicable.

6. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Depositor, the Company, the Sponsor, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor

By: /s/ Baron Silverstein

Name: Baron Silverstein Title: Vice President

EMC MORTGAGE CORPORATION, as Sponsor and Company

By: /s/ Sue Stepanek

Name: Sue Stepanek Title: Executive Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator

By: /s/ Susan L. Feld

Name: Susan L. Feld Title: Assistant Vice President

CITIBANK, N.A., as Trustee

By: /s/ John Hannon

Name: John Hannon Title: Assistant Vice President